Exhibit 10.1
Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was
Filed Separately With The Securities And Exchange Commission.
PATENT AND TECHNOLOGY LICENSE AGREEMENT
     This thirty-nine (39) page AGREEMENT (“AGREEMENT”) is made on this 11th day of September, 2006, by and between: (1) THE BOARD OF REGENTS (“BOARD”) of THE UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER (“UTMDACC”), a component institution of SYSTEM; (2) THE HENRY M. JACKSON FOUNDATION FOR THE ADVANCEMENT OF MILITARY MEDICINE, INC. (“HJF”), a Maryland tax-exempt corporation, whose address is 1401 Rockville Pike, Suite 600, Rockville Maryland 20852, on its own behalf and on behalf of THE UNIFORMED SERVICES UNIVERSITY OF THE HEALTH SCIENCES (“USU”), an institution of higher learning within the Department of Defense, an agency of the United States Government, located at 4301 Jones Bridge Road, Bethesda, Maryland 20814-4779; and (3) ADVANCED PEPTIDE THERAPEUTICS, INC., a Delaware corporation having a principal place of business located at 9450 E Larkspur Drive, Scottsdale, AZ 85260-8417 (“LICENSEE”).
RECITALS
A.	BOARD and US ARMY originally owned certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to JOINT INVENTION, as defined below, developed by employees of UTMDACC and US ARMY.
B.	US ARMY transferred ownership of its interest in the PATENT RIGHTS and TECHNOLOGY RIGHTS in the JOINT INVENTION to USU, which subsequently assigned its ownership interest therein to HJF, which is the patent management and licensing agent for USU; therefore, the PATENT RIGHTS and TECHNOLOGY RIGHTS in JOINT INVENTION are jointly owned by BOARD and HJF.
C.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to BOARD INVENTION, as defined below, developed by Constantin G. Ioannides and Bryan A. Fisk, employees of UTMDACC.
D.	MARIA IOANNIDES, a co-inventor of BOARD INVENTION, was not an employee of UTMDACC at the time BOARD INVENTION was created, but, as indicated on ATTACHMENT A, has assigned all of her right, title and interest in BOARD INVENTION to BOARD.
E.	BOARD, through UTMDACC, and HJF desire to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, HJF, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.
F.	LICENSEE wishes to obtain a license from BOARD and HJF to practice LICENSED SUBJECT MATTER.
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:
I. EFFECTIVE DATE
1.1	This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”), which is the date fully executed by all the parties.
II. DEFINITIONS
As used in this AGREEMENT, the following terms have the meanings indicated:

2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.
2.2	BOARD INVENTION means the discoveries, know-how, information and inventions created by Constantin G. Ioannides, Bryan A. Fisk and Maria Ioannides and further described in UTMDACC Invention Disclosure Report MDA94-022, entitled “Cancer Therapies by HER-2 Peptides” and/or U.S. Patent No. 6,514,942.
2.3	JOINT INVENTION means the discoveries, know-how, information and inventions created by Constantin G. Ioannides, Martin L. Campbell, Catherine O. O’Brian and George Peoples and further described in UTMDACC Invention Disclosure Report MDA 01-049, entitled “Induction of Tumor Immunity by Controlled Modification of Amino Acid Side Chain Length Using Methyl/Methylene (CH2/CH3)” and/or U.S. Provisional Application No. 60/362,778.
2.4	LICENSED FIELD for JOINT INVENTION (and all PATENT RIGHTS and TECHNOLOGY RIGHTS relating thereto) means the use of the JOINT INVENTION only with HER family (erb-B) peptides and only in the field of human therapeutics. JOINT INVENTION may not be used in connection with any other peptides, including, but not limited to, the modification of peptides other than HER family (erb-B) peptides. LICENSED FIELD for BOARD INVENTION (and all PATENT RIGHTS and TECHNOLOGY RIGHTS relating thereto) means the field of human therapeutics.

2.5	LICENSED PRODUCTS means any product or service comprising any LICENSED SUBJECT MATTER sold by LICENSEE or any AFFILIATE pursuant to this AGREEMENT.
2.6	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.
2.7	LICENSED TERRITORY means worldwide.
2.8	MARKETING APPROVAL means the approval or authorization required for the marketing of a LICENSED PRODUCT in the United States, the European Union or other country within the LICENSED TERRITORY, such as the issuance of an approval action by the United States Food and Drug Administration (“FDA”) on an NDA in the United States, or the issuance of its equivalent by the European Medicines Agency in the European Union.
2.9	NDA means a New Drug Application or Biologics License Application filed with the FDA for MARKETING APPROVAL, or an equivalent application filed with any equivalent agency or governmental authority outside of the United States.
2.10	NET SALES means the gross revenues received by LICENSEE or any AFFILIATE from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE in LICENSEE’s official books and records in accordance with generally accepted accounting practices and consistent with LICENSEE’s financial statements and/or regulatory filings with the United States Securities and Exchange Commission, if any.

2.11	PATENT RIGHTS means BOARD’s and HJF’s rights in information or discoveries described in invention disclosures, or claimed in any patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon as defined in Exhibit I attached hereto.
2.12	PHASE II CLINICAL TRIAL means: (a) that portion of the drug development and review process which provides for early controlled clinical trials conducted to obtain preliminary data on the effectiveness of an investigational new drug for a particular indication, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefor; or (b) a similar clinical trial in any national jurisdiction other than the United States. Commencement of a PHASE II CLINICAL TRIAL shall be deemed to occur upon the administration of LICENSED PRODUCT or placebo to the first patient enrolled in the PHASE II CLINICAL TRIAL.
2.13	PHASE III CLINICAL TRIAL means: (a) that portion of the drug development and review process in which expanded clinical trials are conducted to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of an investigational new drug, as more specifically defined by the rules and regulations of the FDA, including 21 C.F.R. § 312.21 or any future revisions or substitutes therefor; or; (b) a similar clinical trial in any national jurisdiction other than the United States. Commencement of a PHASE III CLINICAL TRIAL shall be deemed to occur upon the administration of LICENSED PRODUCT or placebo to the first patient enrolled in the PHASE III CLINICAL TRIAL.

2.14	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or AFFILIATE.
2.15	TECHNOLOGY RIGHTS means BOARD’s and HJF’s rights in any and all technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings, or data created by the inventor(s) listed in Exhibit I at UTMDACC or the U S ARMY before the EFFECTIVE DATE, which are not specifically claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.
2.16	VALID CLAIM means a claim of: (a) any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal; or (b) any pending patent application that that has not been cancelled, withdrawn or abandoned.
III. LICENSE
3.1	BOARD, through UTMDACC, and HJF hereby grant to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.2 and 14.3 hereinbelow, the payment by LICENSEE to UTMDACC of all consideration as provided herein, the timely payment of all amounts due under any related sponsored research agreement between UTMDACC and/or HJF and LICENSEE in effect during this AGREEMENT, and is further subject to the following rights retained by BOARD, UTMDACC and HJF to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of Article XI—Confidential Information and Publication; and
(b)	Use LICENSED SUBJECT MATTER for research, teaching, patient care, and other educationally-related purposes.
3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to UTMDACC within thirty (30) calendar days following execution thereof.
3.3	LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due LICENSEE from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.
3.4	LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.
3.5	If this AGREEMENT is terminated pursuant to Article XIII-Term and Termination, BOARD, UTMDACC and HJF agree to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.
IV. CONSIDERATION, PAYMENTS AND REPORTS
4.1	In consideration of rights granted by BOARD and HJF to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:
(a)	All reasonable out-of-pocket expenses incurred by UTMDACC and/or HJF in filing, prosecuting, enforcing and maintaining PATENT RIGHTS, and all such future expenses incurred by UTMDACC and/or HJF, for so long as, and in such countries as this AGREEMENT remains in effect. UTMDACC will invoice LICENSEE within thirty (30) calendar days of the EFFECTIVE DATE for such expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of invoice; and

(b)	A nonrefundable license documentation fee in the amount of [***]. This license documentation fee is due and payable as follows: [***] shall be due and payable within thirty (30) days after the EFFECTIVE DATE; the remaining amount of [***] shall be paid on or before the earlier of (1) the first anniversary of the EFFECTIVE DATE, or (2) within thirty (30) days of LICENSEE’s obtaining a commitment of at least seven million dollars ($7,000,000.00) in funding. This license documentation fee will not reduce the amount of any other payment provided for in this ARTICLE IV; and

(c)	[***] shares of Common Stock of LICENSEE, par value $.0001 per share, which shall be issued to BOARD and/or its designee(s) within sixty (60) days after this AGREEMENT has been executed by all parties; and

(d)	The following nonrefundable annual license maintenance fees or the total running royalty set forth in Section 4.1(e)(ii) (said royalties being payable quarterly), whichever is greater:

(i)	[***] due on the first anniversary of the EFFECTIVE DATE;
(ii)	[***] due on the second anniversary of the EFFECTIVE DATE;

(iii)	[***] due on the third anniversary of the EFFECTIVE DATE;

(iv)	[***] due on the fourth anniversary of the EFFECTIVE DATE; and

(v)	[***] due on the fifth anniversary of the EFFECTIVE DATE; and
(e)	Beginning the quarter following the fifth anniversary of the EFFECTIVE DATE, LICENSEE shall pay UTMDACC, on a quarterly basis, the greater of: (i) an annual minimum royalty of [***] (payable in four equal quarterly installments of [***] each); or (ii) a running royalty (payable quarterly as set forth in Section 4.3, below) which shall be equal to the combined total of all of the following running royalties:
(i) as to NET SALES of LICENSED PRODUCTS in a given jurisdiction covered by at least one VALID CLAIM existing in such jurisdiction at the time of the relevant SALE: (1) [***]% of the first [***] of such NET SALES; (2) [***]% of the second [***] of such NET SALES; and (3) [***]% of all such NET SALES in excess of [***]; and

(ii) as to NET SALES of any LICENSED PRODUCT in a given jurisdiction not covered by any VALID CLAIM existing in such jurisdiction at the time of the relevant SALE: (1) [***]% of the first [***] of such NET SALES; (2) [***]% of the second [***] of such NET SALES, and (3) [***]% of all such NET SALES in excess of [***]; and
(f)	The following one-time milestone payments:
(i)	Commencement of Phase III Clinical Trial for a LICENSED PRODUCT $ [***]

(ii)	Filing of an NDA for a LICENSED PRODUCT $[***]

(iii)	Marketing Approval of a LICENSED PRODUCT $[***]

(iv)	First SALE of a LICENSED PRODUCT $[***]
For purposes hereof, “Commencement” means administration of the first dose to a human. Each of the foregoing milestone payments shall be made by LICENSEE to UTMDACC within thirty (30) days of achieving the milestone event and shall [***] reduce the amount of any other payment provided for in this ARTICLE IV; and
(g)	The following percentages of all consideration, other than research and development money, due within thirty (30) days of receipt, received by LICENSEE from either (i) any sublicensee pursuant to Sections 3.3 and 3.4 hereinabove, or (ii) any assignee pursuant to Section 12.1 hereinbelow (in consideration for UTMDACC and HJF allowing the assignment), including but not limited to, royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments and equity securities:

(i)	[***]% if sublicensed or assigned after the EFFECTIVE DATE but prior to the commencement of a Phase II Clinical Trial;
(ii)	[***]% if sublicensed or assigned after the commencement of a Phase II Clinical Trial but prior to the commencement of a Phase III Clinical Trial;
(iii)	[***]% if sublicensed or assigned after commencement of a Phase III Clinical Trial, but prior to the filing of an NDA; and
(iv)	[***]% if sublicensed or assigned after filing of an NDA.
4.2	If LICENSEE is obligated to pay running royalties to a third party to avoid infringing such third party’s patent rights which dominate the PATENT RIGHTS, as documented by a written opinion of LICENSEE’S outside patent counsel, a copy of which is provided to UTMDACC, LICENSEE may reduce the running royalties due UTMDACC by [***] of the running royalty rate actually being paid to such third party, provided that the running royalty rate due UTMDACC will not be reduced by more than [***] of the royalty rates specified in Section 4.1(e) and in no event shall be less than [***].
4.3	Unless otherwise provided, all such payments are payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE and its sublicensees, if any exist, during the preceding three calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE’s payments hereunder. This report will include pertinent data, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and
(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the technology it relates to under PATENT RIGHTS and whether or not it is covered by a VALID CLAIM; and
(c)	the total quantities of LICENSED PRODUCTS produced by the categories listed in Section 4.3(b); and
(d)	the total SALES by the categories listed in Section 4.3(b); and
(e)	the calculation of NET SALES by the categories listed in Section 4.3(b); and
(f)	the royalties so computed and due UTMDACC by the categories listed in Section 4.3(b) and/or minimum royalties; and
(g)	all consideration received from each sublicensee or assignee and payments due UTMDACC; and
(h)	all other amounts due UTMDACC herein. Simultaneously with the delivery of each such report, LICENSEE agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due.
4.4	During the term of this AGREEMENT and for three (3) years thereafter, LICENSEE agrees to keep complete and accurate records of its and its sublicensees’ SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC’s expense, to periodically examine LICENSEE’s books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.
4.5	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a written progress report as to LICENSEE’s (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE’s (and sublicensees’) commercialization plans for the upcoming year. UTMDACC may provide copies of any progress, royalty or other reports provided by LICENSEE to UTMDACC under this AGREEMENT in confidence to HJF, which may provide the same in confidence to USU and/or US ARMY.
4.6	All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to Box 297402, Houston, Texas 77297, Attention: Manager, Sponsored Programs or by wire transfer to:
JPMorgan Chase Bank, N.A. 910 Travis Houston, Texas 77002 SWIFT: [***] ABA ROUTING NO: [***] ACCOUNT NAME: [***] ACCOUNT NO.: [***]
REFERENCE: include title and EFFECTIVE DATE of AGREEMENT and type of payment (e.g., license documentation fee, milestone payment, royalty [including applicable patent/application identified by MDA reference number and patent number or application serial number], or maintenance fee, etc.).
4.7	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and/or HJF, and another party, including, but not limited to, LICENSEE.
V. SPONSORED RESEARCH
5.1	If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UTMDACC and/or HJF in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC and/or HJF for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC and/or HJF.
VI. PATENTS AND INVENTIONS
6.1	If after consultation with LICENSEE, the parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, UTMDACC will prepare and file appropriate patent applications, and LICENSEE will pay the reasonable cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UTMDACC that it does not intend to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with UTMDACC and HJF on the disposition of rights of the subject invention, then UTMDACC may file such application at its own expense and LICENSEE’s rights to such invention under this AGREEMENT shall terminate in their entirety. UTMDACC will provide LICENSEE with a copy of the application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.
VII. INFRINGEMENT BY THIRD PARTIES
7.1	LICENSEE, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay UTMDACC either: (a) the royalty detailed in Section 4.1(e) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and related punitive damages; or (b) [***] of reasonable royalties awarded and related punitive damages in any recovery in which the award is for reasonable royalties. LICENSEE must notify UTMDACC in writing of any potential infringement within thirty (30) calendar days of knowledge thereof. If LICENSEE does not file suit against a substantial infringer within six (6) months of knowledge thereof, then BOARD, UTMDACC and/or HJF (“ENFORCING PARTY or PARTIES”) may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with ENFORCING PARTY or PARTIES retaining all recoveries from such enforcement, and/or reduce the license granted hereunder to non-exclusive.
7.2	In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party or parties bringing suit, the other party or parties will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.
VIII. PATENT MARKING
8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and when possible for actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code.
IX. INDEMNIFICATION AND INSURANCE
9.1	LICENSEE agrees to hold harmless and indemnify BOARD, SYSTEM, UTMDACC, HJF, USU, US ARMY, and their Regents, officers, employees, students and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.
9.2	In no event shall BOARD, SYSTEM, UTMDACC, HJF, USU or US ARMY be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether BOARD, SYSTEM, UTMDACC, HJF, USU or US ARMY knows or should know of the possibility of such damages.

9.3	Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, HJF, USU, US ARMY, and their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this AGREEMENT.
9.4	LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.
9.5	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

X. USE OF NAME
10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM, BOARD, HJF, USU and/or US ARMY in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of the appropriate party secured through:
For UTMDACC, SYSTEM or BOARD:
The University of Texas M. D. Anderson Cancer Center, Legal Services P.O. Box 301439, Unit 0537 Houston, TX 77230-1439 ATTENTION: Natalie Wright Email: [***]
For HJF: The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. 1401 Rockville Pike, Suite 600 Rockville, MD 20852 ATTENTION: General Counsel Email: [***]
For USU or US ARMY: The Uniformed Services University of the Health Sciences 4301 Jones Bridge Road Room A1030 Bethesda, MD 20814 ATTENTION: General Counsel Email: [***]
Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.
XI. CONFIDENTIAL INFORMATION AND PUBLICATION
11.1	UTMDACC, HJF and LICENSEE each agree that all information contained in documents marked “confidential” and forwarded to one party by another (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this

AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:
(a)	was in the public domain at the time of disclosure; or
(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or
(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or
(d)	was already known by the recipient party at the time of disclosure as substantiated by recipient’s written records; or
(e)	was independently developed by the recipient party without use of the disclosing party’s confidential information; or
(f)	is required by law or regulation to be disclosed.
11.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.
11.3	UTMDACC and HJF each reserves the right to publish the general scientific findings from research related to LICENSED SUBJECT MATTER, with due regard to the protection of LICENSEE’s confidential information. UTMDACC or HJF (whichever plans to publish) will submit the manuscript of its proposed publication to LICENSEE at least thirty (30) calendar days before publication, and LICENSEE shall have the right to review and comment upon the publication in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be affected by the publication.
XII. ASSIGNMENT
12.1	Except in connection with the sale of all of LICENSEE’s assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC and HJF, which will not be unreasonably withheld or delayed.
XIII. TERM AND TERMINATION
13.1	Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to the date upon which all PATENT RIGHTS have expired, or all claims in the PATENT RIGHTS have been declared invalid or unenforceable by a court or tribunal in a final decision not subject to further appeal, or have been abandoned.
13.2	Any time after two (2) years from the EFFECTIVE DATE, BOARD or UTMDACC have the right to terminate this license in any national political jurisdiction within the LICENSED TERRITORY if LICENSEE, within ninety (90) calendar days after receiving written notice from UTMDACC of the intended termination, fails to provide written evidence satisfactory to UTMDACC that LICENSEE or its sublicensee(s) has commercialized or is actively and effectively attempting to commercialize a licensed invention in such jurisdiction(s). The following definitions apply to Section 13.2: (a) “commercialize” means having SALES in such jurisdiction; (b) “active attempts to commercialize” means conducting an effective ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in any jurisdiction, and has provided plans acceptable to UTMDACC, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that UTMDACC intends to terminate.
13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:
(a)	automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or
(b)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30)-calendar day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction, and so notifies UTMDACC, stating the manner of the cure; or
(c)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE fails to commence a Phase II Clinical Trial or Phase III Clinical Trial in the United States or the European Union within twenty four (24) months of the EFFECTIVE DATE, unless, before the end of such thirty (30) day period, LICENSEE provides evidence satisfactory to UTMDACC that it has commenced the Clinical Trial; or

(d)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE fails to acquire at least seven million dollars ($7,000,000.00) in funding (whether by debt, equity, merger, reverse merger, grant, corporate partnering or sublicensing) and provides evidence of same to UTMDACC within twelve (12) months of the EFFECTIVE DATE; or

(e)	upon ninety (90) calendar days written notice from UTMDACC if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to UTMDACC’s satisfaction and so notifies UTMDACC, stating the manner of the cure; or

(f)	at any time by mutual written agreement between LICENSEE, UTMDACC and HJF upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(g)	if Section 13.2 is invoked; or

(h)	if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any two (2) occasions in a twelve (12) month period.
13.4	Upon termination of this AGREEMENT:
(a)	nothing herein will be construed to release any party of any obligation maturing prior to the effective date of the termination; and

(b)	LICENSEE covenants and agrees to be bound by the provisions of Articles IX (Indemnification and Insurance), X (Use of Name) and XI (Confidential Information and Publication) of this AGREEMENT; and

(c)	LICENSEE may, after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to Article IV of this AGREEMENT; and

(d)	Subject to Section 13.4(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT; and

(e)	LICENSEE grants to BOARD, UTMDACC and HJF a nonexclusive royalty bearing license with the right to sublicense specific fields of use outside of the LICENSED FIELD to others with respect to improvements made by LICENSEE (including improvements licensed by LICENSEE from third parties) in the LICENSED SUBJECT MATTER. LICENSEE, UTMDACC and HJF agree to negotiate in good faith the royalty rate for the nonexclusive license. BOARD’s, UTMDACC’s and HJF’s right to sublicense others hereunder is solely for the purpose of permitting others to develop and commercialize the entire technology package.
XIV. WARRANTY: SUPERIOR-RIGHTS
14.1	Except for the rights, if any, of the Government of the United States of America as set forth below and subject to the limitations set forth in Section 14.2, BOARD and HJF represent and warrant their belief that (a) they are the owners of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) they have the sole right to grant licenses thereunder, and (c) they have not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

14.2	As more specifically set forth in ATTACHMENT A, Maria Ioannides has assigned her right, title and interest as a co-inventor of BOARD INVENTION to BOARD, and has represented and warranted to BOARD that her interest in the BOARD INVENTION is not obligated to a third party and that she is free to transfer her interest in the BOARD INVENTION to BOARD. BOARD and UTMDACC do not represent or warrant the extent of Maria Ioannides’ interest in BOARD INVENTION. BOARD’s rights and interest in any Patent Rights, Technology Rights and/or Licensed Subject Matter as a result of Maria Ioannides being a co-inventor thereof are limited to the rights granted to the BOARD by Maria Ioannides in ATTACHMENT A.
14.3	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed by an employee or employees of, or under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation, including P.L. 96-517 as amended by P.L. 98-620. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. In addition, the Government retains the right to use the INVENTION and/or PATENT RIGHTS for noncommercial research purposes. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.
14.4	LICENSEE understands and agrees that BOARD, UTMDACC and HJF by this AGREEMENT, make no representation as to the operability or fitness for any use, safety,

efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD, UTMDACC and HJF, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD, UTMDACC or HJF in the LICENSED FIELD, nor do BOARD, UTMDACC and HJF make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD or HJF.
14.5	LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC, HJF or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) LICENSEE has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.
XV. GENERAL
15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by all parties.
15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:

The University of Texas M. D. Anderson Cancer Center
Office of Technology Commercialization
7515 S. Main, Suite 490, Unit 0510
Houston, Texas 77030
ATTENTION: Christopher C. Capelli
with copy to BOARD:
BOARD OF REGENTS
The University of Texas System
201 West Seventh Street
Austin, Texas 78701
ATTENTION: Office of General Counsel
In the case of LICENSEE to:
Advanced Peptide Therapeutics, Inc.
9450 E Larkspur Drive
Scottsdale, Arizona 85260-8417
ATTENTION: Robert E Kennedy
Or in the case of HJF to:
The Henry M. Jackson Foundation for
the Advancement of Military Medicine, Inc.
1401 Rockville Pike, Suite 600
Rockville, Maryland 20852
ATTENTION: General Counsel
or other addresses as may be given from time to time under the terms of this notice provision.
15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.
15.4	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas)

shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction of such courts; however, nothing herein shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.
15.5	Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.5 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.
15.6	Failure of BOARD, UTMDACC or HJF to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.
15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.
IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		ADVANCED PEPTIDE THERAPEUTICS, INC.

By	/s/ John Mendelsohn, M.D.	By	/s/ Robert E. Kennedy

	John Mendelsohn, M.D.		Name: Robert E. Kennedy
	President		Title: President and CFO
The University of Texas
M. D. Anderson Cancer Center

Date: 9/11/06		Date: 8/16/06

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER		THE HENRY M. JACKSON FOUNDATION FOR THE
ADVANCEMENT OF MILITARY MEDICINE, INC.
By	/s/ Leon Leach Leon Leach Executive Vice President The University of Texas M. D. Anderson Cancer Center	By	/s/ John W. Lowe John W. Lowe President

Date: 9/7/06		Date: 8/24/06

Approved as to Content:
By	/s/ Christopher C. Capelli
Christopher C. Capelli
Vice President, Technology Transfer M. D. Anderson Cancer Center
Date: 8/20/06

EXHIBIT I
     MDA94-022, entitled “Cancer Therapies by HER-2 Peptides,” and U. S. Patent No. 6,514,942, created by Constantin G. Ioannides, Bryan A. Fisk and Maria Ioannides (owned by BOARD).
     MDA 01-049, entitled “Induction of Tumor Immunity by Controlled Modification of Amino Acid Side Chain Length Using Methyl/Methylene (CH2/CH3),” and U. S. Provisional Application No. 60/362,778, created by Constantin G. Ioannides, Martin L. Campbell, Catherine O. O’Brian and George Peoples (jointly owned by BOARD and HJF).

ATTACHMENT A
(Assignment Agreement and Assignment)
[***]

30